Exhibit 10.1

August 12, 2022

CENAQ Energy Corp.

4550 Post Oak Place Drive, Suite 300

Houston, Texas 77027

RE:	Certain Transaction Matters

Reference is made to that certain Business Combination Agreement (as the same may be amended, supplemented or modified, the “BCA”), dated as of the date hereof, by and among, Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), Verde Clean Fuels OpCo, LLC, a Delaware limited liability company (“OpCo”), CENAQ Energy Corp., a Delaware corporation (“PubCo”), and, solely with respect to Section 6.18 of the BCA, CENAQ Sponsor LLC, a Delaware limited liability company (“Sponsor”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by PubCo, the Company, Holdings and Sponsor. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.	Sponsor represents and warrants to Holdings and the Company that Sponsor holds 3,487,500 shares of Class B common stock, par value $0.0001 per share, of PubCo (the “PubCo Class B Common Stock”), as of the date hereof. Sponsor represents and warrants to Holdings that, as of the date hereof, it owns 4,950,000 private placement warrants (the “Private Placement Warrants”), each such warrant exercisable to purchase one share of Class A common stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock” and, together with the PubCo Class B Common Stock, the “PubCo Common Stock”).

2.	Upon and subject to the Closing, 50% of the Sponsor’s Private Placement Warrants shall be forfeited by Sponsor for no consideration as a contribution to the capital of PubCo and immediately cancelled.

3.	The PubCo Common Stock shall be subject to the provisions set forth in Section 7 of that certain letter agreement, dated August 12, 2021, by and among Sponsor, PubCo and certain other parties thereto (as amended, the “Prior Letter Agreement”); provided, that the word “year” in the first sentence of Section 7 of the Prior Letter Agreement is a typographical error and is hereby deleted in its entirety from the Prior Letter Agreement and shall be disregarded for purposes of this Letter Agreement. During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article VIII thereof, Sponsor agrees (a) to do, or cause to be done, all actions (and refrain from taking any actions) necessary or advisable to consummate and make effective the transactions contemplated by the BCA, including voting its shares of PubCo Common Stock in favor of the transactions contemplated by the BCA and all other proposals included in the proxy statement for the special meeting of stockholders of PubCo to approve the transactions contemplated by the BCA, and not electing to exercise any Redemption Rights, and (b) not to (i) Transfer any SPAC Units, shares of PubCo Common Stock or Private Placement Warrants or (ii) deposit any SPAC Units or shares of PubCo Common Stock held by Sponsor into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to such SPAC Units or shares of PubCo Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement); provided, that Sponsor may Transfer SPAC Units, shares of PubCo Common Stock or Private Placement Warrants, as contemplated by clauses (a), (e), (f), (g) or (h) of Section 7(c) of the Prior Letter Agreement, if and only if, the transferee of such SPAC Units, shares of PubCo Common Stock or Private Placement Warrants evidences in a writing reasonably satisfactory to PubCo such transferee’s agreement to be bound by and subject to the terms and provisions of this Letter Agreement to the same effect as Sponsor. For purposes of this Letter Agreement, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

4.	Section 4.3(b)(i) and (ii) of PubCo’s Third Amended and Restated Certificate of Incorporation (the “PubCo Charter”) provides that each share of PubCo Class B Common Stock will be converted into one or more shares of PubCo Class A Common Stock in the circumstances set forth therein. Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 7.01 and 7.02 of the BCA, effective immediately prior to the Closing, Sponsor hereby waives any and all rights it has or will have under Section 4.3(b)(ii) of the PubCo Charter in excess of the conversion ratio set forth in Section 4.3(b)(i) of the PubCo Charter. Without limitation of the foregoing, upon the consummation of the Transactions, Sponsor hereby acknowledges and agrees that pursuant to Section 4.3(b)(i) of the PubCo Charter, each share of PubCo Class B Common Stock held by Sponsor shall automatically convert into one share of PubCo Class A Common Stock.

5.

(a)	Upon and subject to the Closing, Sponsor shall receive 3,487,500 shares of PubCo Class A Common Stock as a result of the conversion of its shares of PubCo Class B Common Stock in connection with Closing (the “Sponsor Shares”), 3,234,375 shares of which (the “Sponsor Subject Shares”) shall become subject to potential forfeiture if the $15.00 Triggering Event (as defined below) or the $18.00 Triggering Event (as defined below) (each, a “Triggering Event”), as applicable, does not occur within the Forfeiture Period (as defined below), with the applicable portion of such Sponsor Subject Shares no longer being subject to forfeiture upon the occurrence of the applicable Triggering Event. Certificates or book entries representing the Sponsor Subject Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for PubCo Class A Common Stock will be given appropriate stop transfer orders with respect to the Sponsor Subject Shares until the occurrence of the applicable Triggering Event; provided, however, that upon a Triggering Event in accordance with the terms herein, PubCo shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable.

(b)	The Sponsor Subject Shares shall no longer be subject to forfeiture as follows:

(i)	50% of the Sponsor Subject Shares (the “$15.00 Threshold Shares”) shall no longer be subject to forfeiture if the $15.00 Triggering Event (as defined below) occurs during the time period between the Closing Date and the earlier of the five-year anniversary of the Closing Date or the date a Company Sale is consummated (such time period, the “Forfeiture Period”). Prior to the occurrence of a $15.00 Triggering Event, Sponsor shall not Transfer any of its $15.00 Threshold Shares. For purposes of this Letter Agreement, “$15.00 Triggering Event” means the date on which the PubCo VWAP (as defined below) is greater than or equal to $15.00 per share for any 20 Trading Days within any period of 30 consecutive Trading Days; provided that if, during the Forfeiture Period, there is a Company Sale (as defined below) pursuant to which PubCo or the holders of PubCo Class A Common Stock have the right to receive consideration implying a value of PubCo Class A Common Stock (as determined in good faith by the board of directors of PubCo (the “PubCo Board”)) of greater than or equal to $15.00, then the $15.00 Triggering Event shall be deemed to have occurred.

(ii)	50% of the Sponsor Subject Shares (the “$18.00 Threshold Shares”) shall no longer be subject to forfeiture if the $18.00 Triggering Event (as defined below) occurs during the Forfeiture Period. Prior to the occurrence of a $18.00 Triggering Event, Sponsor shall not Transfer any of its $18.00 Threshold Shares. For purposes of this Letter Agreement, “$18.00 Triggering Event” means the date on which the PubCo VWAP is greater than or equal to $18.00 per share for any 20 Trading Days within any period of 30 consecutive Trading Days; provided that if, during the Forfeiture Period, there is a Company Sale pursuant to which PubCo or the holders of PubCo Class A Common Stock have the right to receive consideration implying a value of PubCo Class A Common Stock (as determined in good faith by the PubCo Board) of greater than or equal to $18.00, then the $18.00 Triggering Event shall be deemed to have occurred.

(c)	In the event any Triggering Event does not occur during the Forfeiture Period, upon the expiration of the Forfeiture Period, the applicable Sponsor Subject Shares shall immediately be forfeited to PubCo for no consideration as a contribution to the capital of PubCo and immediately cancelled.

6.	For purposes of this Letter Agreement:

(a)	“Company Sale” shall mean any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Holdings, PubCo, OpCo or any of their respective subsidiaries), obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in PubCo or OpCo, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the PubCo Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (2) the voting securities of PubCo immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of PubCo to any person.

(b)	“PubCo VWAP” shall mean the volume-weighted average share price of PubCo Class A Common Stock as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable Trading Day.

7.	The number of shares of PubCo Class A Common Stock (including the PubCo Common Stock subject to the lockup provisions set forth in Section 7 of the Prior Letter Agreement, the $15.00 Threshold Shares and the $18.00 Threshold Shares) and the PubCo VWAP targets set forth in this Letter Agreement shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the PubCo Class A Common Stock occurring on or after the Closing (other than the conversion of the PubCo Class B Common Stock into PubCo Class A Common Stock at the Closing).

8.	Holders of the $15.00 Threshold Shares and the $18.00 Threshold Shares shall be entitled to vote such shares of PubCo Class A Common Stock and receive dividends and other distributions in respect thereof prior to the occurrence of a $15.00 Triggering Event or $18.00 Triggering Event, as applicable, unless forfeited in accordance with the terms hereof.

9.	The parties hereto acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms (including for the avoidance of doubt, Section 7 thereof).

10.	Notwithstanding Section 10 of the Prior Letter Agreement or any other provision in this Letter Agreement or the Prior Letter Agreement to the contrary, subject to Section 8.03 of the BCA, upon the Closing, Sponsor may be reimbursed for amounts of any capital contributions made by Sponsor or affiliate thereof to PubCo.

11.	Sponsor agrees that it shall not, and shall direct its Representatives not to, directly or indirectly, take any action that would violate Section 6.05 of the BCA if such Person were deemed a party to the BCA for purposes of Section 6.05 of the BCA.

12.	The terms and provisions of this Letter Agreement may be modified or amended only with the written approval of the parties hereto.

13.	Sponsor acknowledges that it has read the BCA and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors.

14.	Subject to the terms and conditions of this Letter Agreement, PubCo and Sponsor agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

15.	Sponsor hereby represents and warrants to Holdings and the Company as follows:

(a)	Sponsor has all necessary power and authority to execute and deliver this Letter Agreement and to perform its obligations hereunder. The execution and delivery of this Letter Agreement by Sponsor has been duly and validly authorized and no other action on the part Sponsor is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by Sponsor and, assuming due authorization, execution and delivery PubCo, constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Remedies Exceptions.

(b)	As of the date hereof, Sponsor holds its SPAC Units, shares of PubCo Common Stock and Private Placement Warrants, as applicable, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement, the SPAC Warrant Agreement and PubCo’s Organizational Documents or (ii) arising under applicable securities Laws. Sponsor has and will have until the earlier of the Closing and the valid termination of the BCA pursuant to Article VIII thereof, sole voting power, power of disposition and power to issue instructions with respect to the SPAC Units, shares of PubCo Common Stock and Private Placement Warrants held by Sponsor in accordance with this Letter Agreement and power to agree to all of the matters applicable to Sponsor set forth in this Letter Agreement.

(c)	The execution and delivery of this Letter Agreement by Sponsor does not, and the performance of this Letter Agreement by Sponsor will not: (i) conflict with or violate any Law applicable to Sponsor, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any Organizational Documents of Sponsor, as applicable, or (iii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the SPAC Units, shares of PubCo Common Stock or Private Placement Warrants owned by Sponsor, as applicable, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which Sponsor is a party or by which Sponsor is bound, except for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d)	The execution and delivery of this Letter Agreement by Sponsor does not, and the performance of this Letter Agreement by Sponsor will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other person.

(e)	As of the date hereof, there is no material Action pending or, to the knowledge of Sponsor, threatened against such Sponsor, which, individually or in the aggregate, would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f)	Except for this Letter Agreement and the Prior Letter Agreement, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the SPAC Units, shares of PubCo Common Stock or Private Placement Warrants owned by Sponsor, as applicable, (ii) granted any proxy, consent or power of attorney with respect to any SPAC Units, shares of PubCo Common Stock or Private Placement Warrants owned by Sponsor (other than as contemplated by this Letter Agreement) or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying its obligations pursuant to this Letter Agreement.

(g)	Sponsor understands and acknowledges that Holdings and the Company are entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by Sponsor.

16.	This Letter Agreement, together with the BCA to the extent referenced herein, and the Prior Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

17.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

18.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 8.05 (Waiver), 9.03 (Severability), 9.05 (Parties in Interest), 9.06 (Governing Law), 9.07 (Waiver of Jury Trial), 9.09 (Counterparts), 9.10 (Specific Performance) and 9.11 (No Recourse) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

19.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.01 (Notices) of the BCA, with (a) notices to PubCo, Holdings and the Company being sent to the addresses set forth therein, in each case with all copies as required thereunder, and (b) notices to Sponsor being sent to the address set forth on the signature page for Sponsor to this Letter Agreement.

20.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Closing.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

CENAQ SPONSOR LLC

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer

Address:
4550 Post Oak Place Drive
Suite 300
Houston, Texas 77027

[Signature Page to Letter Agreement]

Acknowledged and agreed

as of the date of this Letter Agreement:

CENAQ Energy Corp.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed

as of the date of this Letter Agreement:

Bluescape Clean Fuels Holdings, LLC

By:	/s/ Ernest B. Miller
Name:	Ernest B. Miller
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed

as of the date of this Letter Agreement:

Bluescape Clean Fuels INTERMEDIATE HOLDINGS, LLC

By:	/s/ Ernest B. Miller
Name:	Ernest B. Miller
Title	Chief Executive Officer

[Signature Page to Letter Agreement]